                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             COMPTRONIX CORPORATION

                                      AND

                              SANMINA CORPORATION
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                               TABLE OF CONTENTS

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ARTICLE 1.

         PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1.    Purchase and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2.    Assignment of Contracts, Leases and Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3.    Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.4.    No Other Liabilities Assumed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.5.    Assignment of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2.

         CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1.    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2.    Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3.    Transfer and Similar Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.4.    Inventory Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.5.    Accounts Receivable Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE 3.

         CLOSING: OBLIGATIONS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.1.    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2.    Obligations of the Parties at and after the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE 4.

         REPRESENTATIONS AND WARRANTIES BY SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.1.    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.2.    Organization, Good Standing and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.3.    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.4.    Title to Properties: Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.5.    Shelter Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.6.    Equipment and Other Personal Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.7.    No Undisclosed Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.8.    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.9.    Compliance with Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.10.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.11.   Product and Service Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.12.   Employees and Fringe Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.13.   Certain Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.14.   Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.15.   Orders, Commitments and Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.16.   Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.17.   Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.18.   Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.19.   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

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                               TABLE OF CONTENTS
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         4.20.   Professional Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.21.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.22.   Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.23.   Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE 5.

         REPRESENTATIONS AND WARRANTIES BY BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1.    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.2.    Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.3.    No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4.    Professional Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.5.    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.6.    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 6.

         COVENANTS AND AGREEMENTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.1.    Conduct of Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.2.    Access: Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.3.    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.4.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.5.    Restrictive Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.6.    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.7.    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.8.    Accounting and Audit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.9.    Further Assurances; Higher and Better Offers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.10.   Breakup Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.11.   Approval of this Agreement; Other Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 7.

         COVENANTS AND AGREEMENTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.1.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.2.    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.3.    Management Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.4.    Accounting and Audit Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 8.

         CONDITIONS TO BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.1.    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.2.    Performance by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.3.    Certificate of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

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         8.4.    Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.5.    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.6.    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.7.    Shelter Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.8.    Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.9.    Effectiveness of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.10.   Waiting Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.11.   Finality and Effectiveness of Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.12.   Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.13.   Absence of Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 9.

         CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.1.    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.2.    Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.3.    Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.4.    Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.5.    Assumption of Shelter Agreement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.6.    Waiting Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.7.    Finality and Effectiveness of Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 10.

         EFFECT OF REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         10.1.   Nonsurvival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 11.

         EFFECTIVENESS AND TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.1.    Effectiveness of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.2.    Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.3.    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 12.

         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.1.    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.2.   Assignability: Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.3.   Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.4.   Entire Agreement: Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.5.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.6.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         12.7.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
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         12.8.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         12.9.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
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                                       iv

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into this 20th day of September, 1996 between Comptronix Corporation, a Delaware corporation, as debtor and debtor-in-possession, ("Seller"), and Sanmina Corporation, a Delaware corporation ("Buyer").

                                    RECITALS

         WHEREAS, Seller is a debtor-in-possession in proceedings for reorganization under Chapter 11 of the Bankruptcy Code, 11 U.S.C. Section
Section 101 et seq. (the "Bankruptcy Code") currently pending in the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court"); and

         WHEREAS, Seller desires to sell to Buyer at the Closing, as hereinafter defined, and Buyer desires to purchase from Seller certain assets, as more fully described herein, associated with Seller's contract assembly and manufacturing business (the "Business") upon and subject to the terms and conditions contained in this Agreement. It is intended that Buyer shall purchase the Business from the Seller free and clear of liens, encumbrances and interests pursuant to 11 USC Section 363(f) and that Buyer's execution and delivery of this Agreement and the purchase of the assets pursuant to this Agreement shall be deemed to be in good faith for the purposes of 11 USC
Section 363(m).

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual representations, warranties and covenants which are made and to be performed by the respective parties, it is agreed as follows:


                                   ARTICLE 1.

                          PURCHASE AND SALE OF ASSETS

         1.1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller the following described assets associated with the Business, wherever located (collectively, the "Assets"):

                 (a) Real Property. All real estate, together with all buildings, fixtures and appurtenances thereto identified in Schedule 1.1(a) hereto (collectively, the "Real Property");

                 (b) Equipment. All capital equipment, including machinery and equipment, tools, dies, fixtures, furniture, furnishings, plant and office equipment and vehicles used in connection with the Business, including without limitation all such items listed on Schedule 1.1 (b) hereto (collectively, the "Equipment");

                 (c) Inventory. All Inventory, including supplies, raw materials, work-in-process, spare parts, finished goods and returned material, both useable and excess, obsolete and damaged, used in connection with the Business, including without limitation all such items listed on Schedule 1.1(c) hereto (collectively, the "Inventory");

                 (d) Prepaid Items. All prepaid rent, prepaid property taxes, prepaid supplies, advances and other prepaid expenses (other than prepaid insurance) and deposits (other than the Company's Workers' Compensation deposit) and deferred charges attributable to the contracts and commitments of Seller which are to be assigned to Buyer under this Agreement listed on Schedule 1.1(d) hereto (collectively the "Prepaid Items");

                 (e) Accounts Receivable. All outstanding accounts receivable of, and any credit, rebate or refund which may be payable to, Seller arising out of or relating to the Business, including without limitation all such items listed on Schedule 1.1(e) hereto (collectively, the "Accounts Receivable");

                 (f) Records. All of Seller's transferable books and records relating to the Business (collectively, the "Records"); and

                 (g) Technology. All engineering and production designs, drawings, formulae, technology, trade secrets, know-how and other similar data (collectively, the "Technology").

         1.2. ASSIGNMENT OF CONTRACTS, LEASES AND OTHER ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller will assign and transfer to Buyer, effective as of the Closing, all of Seller's right, title and interest in and to, and Buyer will take assignment of and assume, the following rights, interests and obligations that are used or arise in connection with or relate to the operation of the Business (and all of the following shall be deemed included in the term "Assets" as used herein):

                 (a) Shelter Agreement. That certain Shelter Agreement, dated December 11, 1995, by and between Offshore International, Inc. and Seller, relating to Seller's business and operations located in the Guaymas, Mexico area (the "Shelter Agreement");

                 (b) Equipment and Other Personal Property Leases. Leases of equipment, machinery, installations, vehicles and other personal property listed on Schedule 1.2(b) hereto (the "Equipment and Other Personal Property Leases");

                 (c) Seller Purchase Orders. Purchase orders, contracts and agreements listed on Schedule 1.2(c) hereto for the purchase of goods, materials and services (collectively, the "Seller Purchase Orders");

                 (d) Customer Purchase Orders. Purchase orders, contracts and agreements for the sale of goods and services listed on Schedule 1.2(d) hereto, all of which shall be purchase orders that have been released by the customer for production (collectively, the "Customer Purchase Orders"); provided, however that the assumption of any Customer Purchase Order shall be conditioned upon the individual review and acceptance by Buyer of such Customer Purchase Order prior to the Closing Date, and if any such Customer Purchase Order is not assumed it shall be excluded from the Customer Purchase Orders for all purposes hereunder;

                 (e)      Other Contracts. All other contracts listed on
Schedule 1.2(e) (collectively, the "Other Contracts"); and

                 (f) Permits and Licenses. Permits and licenses used in the operation of the Business listed on Schedule 1.2(f) hereto.

         1.3. ASSUMED LIABILITIES. At and effective as of the Closing, Buyer shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of Seller relating to, or arising in connection with, the Business (the "Assumed Liabilities"):

                 (a) Accrued but unpaid liabilities from and after the Closing Date of Seller which Seller requests Buyer to, and Buyer elects, in its sole discretion, to assume, all (except in the case of payables invoiced after such date) as listed on Schedule 1.3(a) hereto (the "Accrued Liabilities"); and

                 (b) Obligations which are required to be performed, and which accrue, after the Closing under the following contracts: (A) the Shelter Agreement; (B) the Equipment and Other Personal Property Leases; (C) the Seller Purchase Orders; (D) the Customer Purchase Orders; and (E) the Other Contracts.

         1.4. NO OTHER LIABILITIES ASSUMED. Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, and shall not be deemed to have assumed, any debt, claim, obligation, commitments, or other liability of Seller or any other person or entity whatsoever other than as specifically provided in Section 1.3. All such nonassumed liabilities and obligations shall be and remain the obligations of Seller or such other party as may be obligated with respect thereto, as the case may be.

         1.5. ASSIGNMENT OF CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign, and the Assets shall not include, any claim, contract, instrument, agreement, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. It shall be a condition to the transfer of any contract or similar right to Buyer under this Agreement, including without limitation the Assumed Liabilities, that any required consent of any third party to such transfer or assignment be delivered at the Closing.


                                   ARTICLE 2.

                                 CONSIDERATION

         2.1. PURCHASE PRICE. The purchase price ("Other Assets Purchase Price") for the Assets other than Inventory and Accounts Receivable shall be $7,100,000, plus the assumption of the Assumed Liabilities. The purchase price for Inventory (the "Inventory Purchase Price") shall be determined in accordance with Section 2.4 and the purchase price for Accounts Receivable (the "Accounts Receivable Purchase Price") shall be determined in accordance with
Section 2.5.

         2.2. PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall deliver to Seller a wire transfer of immediately available funds (in United States dollars) equal to the sum of (i) the Other Assets Purchase Price, (ii) the Inventory Advance (as defined below) and (iii) the Accounts Receivable Purchase Price, as determined in accordance with the terms of this Agreement. On the 15th calendar day after the Closing (or the first business day following such 15th calendar day, if such 15th calendar day is not a business day) (the "Inventory Payment Date"), Buyer shall deliver to Seller a wire transfer of immediately available funds (in United States dollars) equal to the remainder of the Inventory Purchase Price, as determined in accordance with the terms of this Agreement. The Inventory Advance shall equal (i) $7.9 million less the Accounts Receivable Purchase Price in the event that the aggregate Inventory Purchase Price, as determined pursuant to the provisions of this Agreement as of a date not less than 15 nor more than 20 days prior to the Closing Date equals or exceeds such amount or (ii) the amount of the aggregate Inventory Purchase Price as determined pursuant to the provisions of this Agreement as of a date not less than 15 nor more than 20 days prior to the Closing Date in the event such aggregate Inventory Purchase Price is less than such amount.

         2.3. TRANSFER AND SIMILAR TAXES. Buyer and Seller agree to divide among themselves equally all sale, transfer and similar taxes ("Transfer Taxes") relating to the sale and purchase of the Assets pursuant to this Agreement. Buyer and Seller shall cooperate to minimize all such Transfer Taxes. In connection herewith, the Purchase Price, the Accounts Receivable Purchase Price and the Inventory Purchase Price shall be adjusted to reflect the respective share of the Transfer Taxes payable by Buyer and Seller. Such adjustment and any related payments from Seller to Buyer or vice versa shall be made within 30 days of the Closing Date.

         2.4. INVENTORY PURCHASE PRICE. Immediately following the Closing, Buyer will commence a physical inventory (the "Post Closing Inventory") of the Inventory. Such Post Closing Inventory shall be reviewed by Buyer's independent auditors. The Inventory Purchase Price shall be an amount equal to eighty percent (80%) of the amount of Allocated Inventory, as determined by the Post Closing Inventory. For purposes of determining Inventory Valuation, all Inventory items will be valued at the lower of cost or market.

         For purposes hereof, the following definitions shall apply:

         "Allocated Inventory" shall mean Inventory existing at the Closing Date that will be consumed in completing Customer Purchase Orders transferred to Buyer hereunder. For purposes hereof, in the event that Buyer does not assume, pursuant to Section 1.2(d) hereof, any Customer Purchase Order, any Inventory relating to such items shall not be deemed Allocated Inventory and shall be deemed Excess and Unallocated Inventory hereunder. Notwithstanding the foregoing, the following items of Inventory shall be deemed to be Excess and Unallocated Inventory and shall not be deemed Allocated Inventory: (i) Inventory relating to Customer Purchase Orders placed by Systech that are based on forecasts and are not supported by firm orders, (ii) Inventory relating to Customer Purchase Orders placed by Teloquint that are based on forecasts and are not supported by firm orders and (iii) Inventory relating to Customer Purchase Orders placed by Highway Master for amount in excess of 100 product units per week over a period of one year.

         "Excess and Unallocated Inventory" shall mean Inventory existing at the Closing Date that will not be consumed in completing Customer Purchase Orders transferred to Buyer hereunder, as well as all inventory purchased for customer contracts that are no longer in effect and all other obsolete or slow-moving inventory. For purposes hereof, in the event that Buyer does not assume, pursuant to Section 1.2(d) hereof, any Customer Purchase Order, any Inventory relating to such items shall not be deemed Allocated Inventory and shall be deemed Excess and Unallocated Inventory hereunder. Excess and Unallocated Inventory will be transferred to Buyer pursuant to this Agreement.

         Buyer shall provide Seller with copies of documentation relating to the Post Closing Inventory, including copies of the Post Closing Inventory Review performed by Buyer's independent auditors. If desired by Seller, Buyer (and, if requested, Buyer's independent auditors) will meet with representatives of Seller to review the methodologies used in the Post Closing Inventory and in calculating the Inventory Purchase Price.

         2.5. ACCOUNTS RECEIVABLE PURCHASE PRICE. Seller shall, on the business day prior to the Closing Date, deliver to Buyer an updated Schedule 1.1(e) as of such date, which updated Schedule 1.1(e) shall list all Accounts Receivable and their respective invoice dates. Such updated Schedule 1.1(e) shall be reviewed by Buyer's independent auditors. The Accounts Receivable Purchase Price shall be the sum of the purchase price with respect to Current Accounts Receivable (as defined below) and the purchase price with respect to Non-Current Accounts Receivable (as defined below), each determined as follows:

         (a) The purchase price with respect to Current Accounts Receivable shall be equal to ninety percent (90%) of the amount of Current Accounts Receivable; and

         (b) The purchase price with respect to Non-Current Accounts Receivable shall be equal to twenty-five percent (25%) of the amount of Non-Current Accounts Receivable.

         For purposes hereof, the following definitions shall apply:

         "Current Accounts Receivable" shall mean Accounts Receivable whose invoice date is less than ninety (90) days before the Closing Date.

         "Non-Current Accounts Receivable" shall mean Accounts Receivable whose invoice date is ninety (90) days or more before the Closing Date (net of accounts receivable reserves existing on August 29, 1996).


                                   ARTICLE 3.

                      CLOSING: OBLIGATIONS OF THE PARTIES

         3.1. CLOSING DATE. The closing (the "Closing") shall take place and be effective for all purposes at 12:00 noon, local time, on the first business day following fulfillment or waiver of the conditions specified herein at the offices of Bass, Berry & Sims PLC, First American Center, Nashville, Tennessee, or, if earlier, on the next business day after the Order (as defined below) becomes final, or at such other time and place as the parties hereto mutually agree (the "Closing Date").

         For the purposes of this Agreement, the "Order" shall mean a final order of the Bankruptcy Court approving this Agreement, authorizing, pursuant to Section 363, Section 365 and other applicable sections of the Bankruptcy Code, all of the transactions and agreements contemplated hereby, and determining that the Agreement is in good faith. For purposes hereof, an order of the Bankruptcy Court becomes "final" if such order is not stayed, vacated or otherwise rendered ineffective, when (i) all applicable periods for appeal of such order shall have passed without an appeal therefrom having been taken, or
(ii) if any such appeal shall have been taken, such appeal shall have been dismissed and all applicable periods for further appeal of such order shall have passed.

         3.2.    OBLIGATIONS OF THE PARTIES AT AND AFTER THE CLOSING.

                 (a) At the Closing, Buyer shall deliver to Seller (or Seller's agent):

                          (i) the Other Assets Purchase Price, Accounts Receivable Purchase Price and Inventory Advance as specified in Article 2;

                        (ii) an executed copy of the Assignment and Assumption Agreement, on substantially the terms set forth on Schedule 3.2(a)(ii) hereto (the "Assignment and Assumption Agreement");

                       (iii) a copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary or Assistant Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

                        (iv) a certificate of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

                         (v) an executed copy of an assignment of the Shelter Agreement; and

                        (vi) such other certificates and documents as Seller or its counsel may reasonably request.

                 (b)      At the Closing, Seller will deliver to Buyer:

                         (i) such deeds, bills of sale, endorsements, assignments, motor vehicle titles and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's title to and interest in the Assets, all of Seller's contracts and commitments, books, records and other data relating to the Assets, Business and operation thereof (except minute and stock books and similar corporate records and any other documents and records which Seller is required by law to retain in its possession), and, simultaneously with such delivery, will take such steps as may be necessary to put Buyer in actual possession and operating control of the Assets and the Business;

                        (ii) copy of resolutions of the Board of Directors of Seller, certified by Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

                       (iii) an executed copy of the Assignment and Assumption Agreement;

                        (iv) executed copies of all consents of third parties necessary in connection with the transfer of any of the Assets or any of the Assumed Liabilities to the Buyer;

                         (v) title certificates and transfer documents suitable for recordation for any vehicles and for any other assets for which title is recorded in any governmental office;

                        (vi) releases of all security interests, liens and encumbrances relating to any of the Assets (other than interests of the lessor in the Facility, leased Equipment and other leased personal property comprising the Assets);

                       (vii) preliminary title insurance policy commitments and on-the-ground ALTA full certified surveys, as required to delete all survey exceptions in the preliminary title commitments, for the Real Property, and, as soon as practicable after Closing, title insurance policies with such endorsements as may be required by Buyer insuring good and marketable title to the Real Property with only such exceptions as are set forth in
                                  Schedule 4.5 hereto;

                      (viii) an executed copy of an assignment of the Shelter Agreement;

                        (ix) such other certificates and documents as Buyer or its counsel may reasonably request.

                 (c) On the Inventory Payment Date, Buyer shall deliver to Seller (or Seller's agent):

                         (i) the balance of the Inventory Purchase Price not included in the Inventory Advance as specified in Section 2;


                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES BY SELLER

         Seller, except as otherwise hereafter expressly limited, hereby represents and warrants as follows:

         4.1. AUTHORIZATION. Seller has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. Upon satisfaction of the conditions set forth in Sections 8 and 11.1 hereof, this Agreement shall constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

         4.2. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to carry on the Business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate the Assets as now owned, leased and operated and to carry on the Business as presently conducted.

         4.3. ASSETS. The Assets constitute all the assets owned, leased or used by Seller which are in any way necessary to the continued operation of the Business as now being conducted. Except as set forth in Schedule 4.19 with respect to items of obsolete materials and materials of below standard quality, the Assets are in good condition and working order (ordinary wear and tear excepted) and are suitable for use in the Business in the manner in which they are currently being used. Except as set forth on Schedule 4.3 hereto, all such plants, structures, machinery and equipment which are a part of the Assets conform in all material respects to applicable health, sanitation, fire and related laws and regulations, safety, labor, zoning and building laws and ordinances; and, except as set forth on Schedule
4.3 hereto, Seller has not received any notification within the last three years of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of such plants, structures, properties or operations. The Seller Purchase Orders, the Customer Purchase Orders and the Other Contracts are, and upon assumption and assignment to Buyer pursuant to the Order and this Agreement will be, in full force and effect and are valid and binding obligations of the parties thereto, and neither Seller nor, to the knowledge of Seller after reasonable inquiry, any of the other parties thereto is in default under any of the foregoing. The Prepaid Items have been fully paid and no additional payments are required with respect to any of such items for the time period for which they have been paid. Except as set forth in
Schedule 4.3 hereto, with respect to deposits comprising part of the Prepaid Items, Seller has taken no action nor do any circumstances exist that would impair the ability of Buyer to recover such deposits at such time as they are due to be refunded.

         4.4. TITLE TO PROPERTIES: ENCUMBRANCES. Seller has good, valid and marketable title to, or valid leasehold interests in, all of the Assets constituting real property or tangible personal property and Seller has full right to sell, convey, transfer, assign and deliver any and all of its right, title and interest in and to such Assets, free and clear of any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind, except (i) as set forth on Schedule 4.4 hereto, including equipment and other leases set forth on such Schedule, (ii) mechanics', carriers', workmen's, repairmen's and other like liens arising or incurred in the ordinary course of business and which will be satisfied prior to Closing,
(iii) liens for taxes and other governmental charges which are not yet due and payable, (iv) other imperfections of title which do not, individually or in the aggregate, materially impair the continued use and operation of the Assets in the Business, as presently conducted and (v) as to real property, (A) easements, covenants, rights-of-way and other similar restrictions of record
(B) zoning, building and other similar restrictions and (C) liens, encumbrances and similar restrictions placed by any landlord or third party on leased property or property over which Seller has easement rights, which do not materially affect the rights of Seller with respect thereto (all the foregoing, collectively, "Permitted Liens"). With respect to real property, all encumbrances of the nature referred to in clause (v) above shall be set forth on Schedule 4.4 hereto.

         4.5. SHELTER AGREEMENT. The Shelter Agreement (a correct and complete copy of which has been delivered to Buyer) contains a complete and accurate legal description of the real property which Seller occupies pursuant to the Shelter Agreement, the approximate square footage covered thereunder, the current basic annual rental or minimum monthly royalties with respect thereto. The Shelter Agreement is valid, subsisting and in full force and effect, and neither Seller nor landlord, nor to the knowledge of Seller after reasonable inquiry any other party thereto, is in default of any of its obligations thereunder. Except as set forth in Schedule 4.5 hereto, no consent to the consummation of the transactions contemplated by this Agreement is required from the lessor. All buildings located at the Guaymas, Mexico facility are in a good state of repair. To Seller's knowledge, all buildings at the Guaymas, Mexico facility conform in all material respects to all applicable ordinances, regulations and zoning laws. Seller's contract rights under the Shelter Agreement are free and clear of any mortgage, pledge, lien, security interest, lease, encumbrances or charge of any kind, other than mortgages, pledges, liens, security interests, leases, encumbrances and charges granted by or in respect of the interests of lessors or other third parties, which do not materially affect the rights of Seller.

         4.6. EQUIPMENT AND OTHER PERSONAL PROPERTY LEASES. Schedule 1.1(b) hereto sets forth a correct and complete list of all of the Equipment. The Equipment and Other Personal Property Leases listed in Schedule 1.2(b) hereto include all leases by Seller of any item of personal property used by Seller in connection with the operation of the Business. Except as set forth in Schedule 4.6 hereto, all of the equipment and personal property leased by Seller under the Equipment and Other Personal Property Leases is currently used by Seller in the ordinary course of the Business. Seller has delivered to Buyer correct and complete copies of all Equipment and Other Personal Property Leases. The Equipment and Other Personal Property Leases are valid, subsisting and in full force and effect, and neither Seller nor, to the knowledge of Seller after reasonable inquiry any other party thereto, is in default of any of its obligations under any of such leases. Except as set forth in Schedule 4.6, no consent to the consummation of the transactions contemplated by this Agreement is required from the lessors of any of the Equipment or Other Personal Property.

         4.7. NO UNDISCLOSED LIABILITY. Except as set forth on Schedule 4.7 hereto, Seller does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto) in respect of the Assets or the Business.

         4.8. ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 4.8 hereto, since August 29, 1996, Seller has not:

                 (a) suffered any material adverse change in the Assets, the Assumed Liabilities, the Business or its prospects;

                 (b) made any material change in the Business or operations or in the manner of conducting the Business other than changes in the ordinary course of business;

                 (c) incurred any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) in respect of the Business, except items incurred in the ordinary course of business and consistent with past practice;

                 (d) written down the value of any Inventory, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the twelve
(12) months ended December 31, 1995;

                 (e) canceled any other debts or claims, or waived any rights, of substantial value;

                 (f) sold, transferred, conveyed, encumbered or granted any security interest in any of the Assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                 (g) granted any increase in the compensation of any officer, director, employee or agent of the Business (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except normal wage and salary increases for employees in the ordinary course of business and consistent past practice, or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required;

                 (h) made any capital expenditures or commitments in excess of $100,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets of the Business;

                 (i) made any material change in any method of accounting or accounting practice;

                 (j) agreed, whether in writing or otherwise, to take any action described in this Section 4.8.

         4.9. COMPLIANCE WITH APPLICABLE LAW. Seller has in the past duly complied and is presently duly complying, in all material respects, in the conduct of the Business and the ownership of the Assets with all material applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "laws"). Seller has not received any notice of, or notice of any investigation of, a possible violation of any applicable laws, or any other law or requirement relating to or affecting the operations or properties of Seller. Notwithstanding the foregoing, the representations of Seller with respect to environmental matters shall be as set forth in Section 4.13.

         4.10. LITIGATION. Except as set forth on Schedule 4.10, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened by or against, or otherwise affecting the Business at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. Seller does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 4.10, could, if adversely decided, have a material adverse effect on the condition (financial or otherwise), Assets, liabilities, earnings or prospects of the Business.

         4.11.   PRODUCT AND SERVICE WARRANTIES. Except as described on
Schedule 4.11 hereto, Seller has not given or made any warranties to third parties with respect to any products supplied or services performed in respect of the Business which may still be in effect at any time after the date hereof, except for warranties imposed by law. Except as described on Schedule 4.11, there have been no claims or investigations made with respect to any product or service warranties which have not been fully settled and resolved or any unresolved warranty claims. Seller does not know or have any reason to know of any basis for any other claim or investigation.

         4.12.   EMPLOYEES AND FRINGE BENEFIT PLANS.

                 (a) Schedule 4.12 identifies all consulting or employment agreements and other agreements with individual consultants or employees of the Business to which Seller is a party and which are either currently effective or will become effective at the Closing Date, as well as any employee handbooks, policy manuals and job application forms used by Seller in the Business. Copies of all such written agreements have been delivered to Buyer. Also shown on
Schedule 4.12 are the names and dates of hire of each regular employee of the Business and each such person's rate of compensation and accrued vacation pay.

                 (b) Schedule 4.12 contains a complete list of "Plans" consisting of each:

                          (i)     "employee welfare benefit plan," as defined
in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is maintained or administered by Seller in respect of the Business, or to which Seller contributes, and which covers any employee or former employee of the Business or under which Seller has any liability (a "Welfare Plan");

                          (ii)    "employee benefit plan," as defined in
Section 3(3) of ERISA, which is maintained in respect of the Business in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code");

                          (iii)   "employee pension benefit plan," as defined
in Section 3(2) of ERISA which is maintained or administered by Seller in respect of the Business, or to which Seller contributes, and which covers any employee or former employee of the Business or under which Seller has any liability (a "Pension Plan"); and

                          (iv)    employment, severance or other similar
contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits in respect of the Business which (a) is not a Welfare Plan or Pension Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or under which Seller has any liability, and (c) covers any employee or former employee of the Business (collectively, "Benefit Arrangements").

                 (c) Except as set forth in Schedule 4.12, Seller does not contribute to or have any liability in respect of the Business to the Pension Benefit Guaranty Corporation or any other person, plan or entity under or with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, (ii) a multiemployer pension plan, as defined in
Section 3(37) of ERISA or (iii) a Welfare Plan. Seller does not, in respect of the Business, maintain a Welfare Plan providing health or medical benefits for retired employees.

                 (d) With respect to the Plans: A copy of each Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan have been forwarded to Buyer. None of the Plans listed on Schedule 4.12 which are Welfare Plans provide for continuing benefits or coverage after termination or retirement from employment, except with respect to any "group health plan" as defined in Internal Revenue Code Section 4980B(g) and ERISA Section 607. With respect to any Plan which is a "group health plan," as so defined, Seller warrants that in all "qualified events" (including those resulting from the transaction contemplated by this Agreement) occurring prior to or on the Closing Date, Seller has or will offer to its eligible employees and their "qualified beneficiaries" the opportunity to elect continuation coverage under ERISA Section 602 to the extent required by ERISA Sections 601-607 and will provide that coverage, if elected, at no expense to Buyer.

                 (e) There is no Benefit Arrangement covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of an amount that would not be deductible pursuant to the terms of Sections 280G or 162 of the Internal Revenue Code.

                 (f) Neither Seller nor any "affiliate" of Seller (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

                 (g) To the knowledge of Seller after reasonable inquiry, no employee of the Business is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of the Business or would conflict with the Business as conducted or proposed to be conducted. To the knowledge of Seller after reasonable inquiry, no employee of the Business is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

         4.13.   CERTAIN ENVIRONMENTAL MATTERS.

         Definitions:

                 "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                 "Governmental Authority" is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject matter of this Agreement, any Business Facility or the Seller.

                 "Business Facility" is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Seller in connection with the operation of the Business.

                 "Disposal Site" is a landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

                 "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

                 "Hazardous Materials Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                 "Environmental Permit" is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by the Business.

                 Environmental Representations: Except as set forth in Schedule 4.13, Seller hereby represents and warrants that:

                 (a) Condition of Property: As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Seller to liability, no Hazardous Materials are present on any Business Facility and, to the knowledge of Seller after reasonable inquiry, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by Seller or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by Seller. Except as set forth in Schedule 4.13, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by Seller or as a consequence of the acts of Seller or its agents.

                 (b) Hazardous Materials Activities: Seller has conducted all Hazardous Material Activities relating to the Business in compliance in all material respects with all applicable Environmental Laws. To the knowledge of Seller after reasonable inquiry, the Hazardous Materials Activities of Seller prior to the Closing have not resulted in the exposure of any person to a Hazardous material in a manner which has or will cause an adverse health effect to said person.

                 (c) Permits: Schedule 4.13 accurately describes all of the Environmental Permits currently held by the Seller and relating to the Business and the Environmental Permits listed on Schedule 4.13 are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of Seller relating to the Business as such activities are currently being conducted, except for those permits the absence of which could not reasonably be expected to result in a material adverse effect on the Business. All such Environmental Permits are valid and in full force and effect. Seller has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the best knowledge of the Seller, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which the Seller is bound as a condition to the performance and enforcement of this Agreement, including without limitation, all so-called "ECRA" environmental clearances required by any Governmental Authority have been obtained or will be obtained prior to the Closing at no cost to Buyer.

                 (d)      Environmental Litigation: Except as disclosed on
Schedule 4.13, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Seller's knowledge threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Seller relating to the Business, or any Business Facility currently owned, operated, occupied, controlled or leased by Seller, or to the best of Seller's knowledge, pending or threatened with respect to any other Business Facility.

                 (e) Offsite Hazardous Material Disposal: To the knowledge of Seller after reasonable inquiry, Seller has transferred or released Hazardous Materials only to those Disposal Sites described on Schedule 4.13; and no action, proceeding, liability or claim exists or is threatened against any Disposal Site or against the Seller with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site which could reasonably be expected to subject the Seller to liability.

                 (f) Environmental Liabilities: Seller is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a material adverse effect on the business or financial status of the Business.

                 (g) Reports and Records: Seller has delivered to Buyer or made available for inspection by Buyer and its agents and employees all records in Seller's position concerning the Hazardous Materials Activities of the Seller relating to the Business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the, Seller. Seller has complied with all environmental disclosure obligations imposed by applicable law upon Seller with respect to this transaction by.

         4.14. CONTRACTS. Schedule 4.14 is a list of contracts as provided below relating to the Business, the Assets and the Assumed Liabilities. Seller has delivered to Buyer correct and complete copies of each listed document.
Schedule 4.14 and Schedules 1.2(a), 1.2(b), 1.2(c), 1.2(d) and 1.2(e) together include all the contracts to which Seller is a party or by which it is bound and which relate to the Business or the operation thereof, the Assets or the Assumed Liabilities.

         4.15. ORDERS, COMMITMENTS AND RETURNS. The aggregate of all accepted and unfilled orders for the sale of Business merchandise entered into by Seller does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all contracts or commitments for the purchase of Business products by Seller does not exceed an amount which is reasonable for its anticipated volumes of the Business (all of which orders, contracts and commitments were made in the ordinary course of business). As of the date of this Agreement, there are no asserted, or if unasserted, sustainable, claims to return merchandise of Seller by reason of alleged overshipments, defective merchandise, breach of warranty or otherwise. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in Seller's contracts. Seller does not know or have reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of Business merchandise.

         4.16. CUSTOMERS. Schedule 4.16 contains a correct and complete list of all customers and accounts of Seller in respect of the Business (the "Customers"). Seller also has provided to Buyer such other records and documentation regarding the Customers as Buyer has reasonably requested to inform and assist Buyer in the transition of the Customers' accounts to Buyer. Seller has not received any information from any Customer whose name appears on
Schedule 4.16 that such Customer will not continue as a customer of the Business after the Closing.

         4.17. SUPPLIERS. Schedule 4.17 hereto contains an accurate and complete list of the names and addresses of the 10 largest suppliers from whom Seller has purchased supplies during the past fiscal year. Seller has not received any indication from any supplier whose name appears on such list (or otherwise has any reason to believe) that such supplier will not continue as a supplier of Buyer after the Closing.

         4.18. LABOR MATTERS. There are no collective bargaining agreements in effect between Seller and labor unions or organizations representing any employees of the Business. Except as and to the extent set forth in Schedule 4.18, (i) to Seller's knowledge, Seller is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of Seller, threatened against or involving Seller; (iv) no question concerning representation has been raised or, to the knowledge of Seller, is threatened respecting the employees of the Business; (v) no grievance or arbitration proceeding is pending and, to the knowledge of Seller, no claim therefor exists; (vi) no private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities; and (vii) Seller has not in the past three years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

         4.19. INVENTORY. The Inventory is of good and merchantable quality and are usable and saleable in the ordinary course of the Business, except for items of obsolete materials and materials of below standard quality, all of which have been written down to realizable market value or for which adequate reserves have been provided. Schedule 4.19 identifies all such obsolete or below standard quality materials and sets forth the realizable market values to which such items have been written down. Except as set forth on Schedule 4.19 hereto, Seller is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers.

         4.20. PROFESSIONAL FEES. Except as set forth on Schedule 4.20 hereto, Seller has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

         4.21. TAXES. All United States, foreign, state and local tax returns and reports required to be filed to date with respect to the operations of the Business have been accurately prepared and duly filed, or an extension therefrom has been duly obtained, and, except for taxes contested in good faith and disclosed in Schedule 4.21, all taxes payable have been paid when due; there is no examination or audit known to Seller or any claim, asserted deficiency or assessment for additional taxes in progress, pending, or threatened, nor is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Seller in connection with the operation of the Business with respect to payment of or failure to pay any taxes which have not been paid or resolved without further liability to Seller. Seller has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any taxes in connection with the operation of the Business. Proper amounts have been withheld by Seller from the Business's employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws.

         4.22. CONSENTS AND APPROVALS. Seller has, or will have by Closing, obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Seller.

         4.23. FULL DISCLOSURE. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.


                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer hereby represents and warrants to Seller as follows:

         5.1. AUTHORIZATION. Buyer has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

         5.2. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         5.3. NO VIOLATION. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound;
(b) violate any provision of Buyer's Articles of Incorporation or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

         5.4. PROFESSIONAL FEES. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such a commission or fee.

         5.5. CONSENTS AND APPROVALS. Buyer has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and as otherwise contemplated by this Agreement, the execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.

         5.6. FULL DISCLOSURE. Neither this Agreement, nor any certificate or other instrument or document furnished or to be furnished by Buyer to Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.


                                   ARTICLE 6.

                       COVENANTS AND AGREEMENTS OF SELLER

         Seller agrees that from the date hereof until the Closing, and thereafter if so specified, to fulfill the following covenants and agreements unless otherwise consented to by Buyer in writing:

         6.1.    CONDUCT OF BUSINESS PENDING THE CLOSING.

                 (a) Seller will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of Seller relating to the Business, to preserve the business organizations of Seller relating to the Business intact, to keep available to Buyer Seller's officers and employees, and to preserve for Buyer the present relationships of Seller with its suppliers and customers and others having business relationships relating to the Business with it.

                 (b) Seller will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any material contract, commitment or obligation of Seller in respect of the Business, or any breach of any representation, warranty, covenant or agreement made by Seller herein.

                 (c) Seller will duly comply in all material respects with all laws applicable to the Business and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

                 (d) Seller will not (i) enter into or extend any labor contract in respect of the Business with any hourly-paid employees or any union or (ii) agree to take any such action.

                 (e) Seller will not terminate or modify any lease, license, permit, contract or other agreement in respect of the Business to which it is a party.

                 (f) Seller will not mortgage, pledge or subject to lien or any other encumbrance, any of the Assets.

                 (g) Seller will not enter into any transaction involving the Business and more than $100,000 or a commitment extending more than six (6) months.

                 (h) Except as set forth in Section 6.10, Seller will not enter into any transaction outside the ordinary course of the Business.

                 (i) Seller will not enter into any agreement to do any of the foregoing.

                 (j) Seller will maintain existing security measures at the Facility and the Real Property and will not remove any of the Assets from the Facility or the Real Property.

         6.2.    ACCESS: FURTHER ASSURANCES.

                 (a) After the execution of this Agreement and continuing until the Closing, Seller shall permit Buyer and its counsel, accountants, engineers and other representatives full access during normal business hours to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to the Business (including without limitation, the right to conduct any physical count of inventory of the Business or otherwise be present at or participate in any such occurrence at any time prior to the Closing) and will furnish Buyer and its representatives during such period with all such information concerning Seller's affairs and such copies of such documents relating thereto, as Buyer or its representatives may reasonably request.

                 (b) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer's title to, the Assets and the Business, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto.

         6.3. SCHEDULES. Seller shall have the continuing obligation to supplement or amend promptly the Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules.

         6.4. CONFIDENTIALITY. Seller will not issue any press release or other public disclosure relating to this Agreement or the transactions contemplated hereby without the approval of Buyer (which approval shall not be unreasonably withheld), and the request for such approval shall be accompanied by the text of the proposed disclosure and Buyer shall be provided with a reasonable opportunity for it and its counsel to review such text.

         6.5. RESTRICTIVE COVENANTS. Seller agrees that it will not, directly or indirectly, for a period of three (3) years after the Closing Date, own, operate, manage, control or participate in the ownership, management, operation or control of, any contract manufacturing plant located within a 200 mile radius of Guntersville, Alabama, or, for a period of two (2) years after the Closing Date, solicit existing customers of the Business to whom the Business currently provides goods or services (the "Customers"). Seller recognizes and acknowledges that the ascertainment of damages in the event of a breach of this Section 6.5 would be difficult, and agrees that Buyer, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

         6.6. CONSENTS AND APPROVALS. Seller shall, in a timely, accurate and complete manner, take all necessary corporate and other action and obtain and deliver at the Closing all consents, approvals, permits, licenses and amendments of agreements required of Seller to carry out the transactions contemplated in this Agreement.

         6.7. EMPLOYEES. Buyer shall have no obligation to hire any of the employees of Seller involved in the operation of the Business. Buyer shall, at least five (5) days prior to the Closing Date, provide Seller with a list of such employees that it desires to hire following the Closing. Seller shall be solely responsible for all costs, liabilities, obligations and expenses associated with the termination of the employees of Seller that Buyer does not hire; provided, however, Seller shall promptly give notice to its employees under the Federal Worker Adjustment, Retraining and Notification Act (the "WARN Act") and in the event that the Closing takes place prior to expiration of the WARN Act notice period then Buyer shall be responsible for any liability under the WARN Act for wages through the notice period. Seller shall also be responsible for all salary, vacation, benefits (including without limitation all benefits arising under the Plans and Benefit Arrangements described in
Section 4.13 and Schedule 4.13) and other compensation to all employees (including employees being hired by Buyer) through the Closing Date. Buyer agrees that all employees hired by Buyer shall be grandfathered for seniority purposes.

         6.8. ACCOUNTING AND AUDIT MATTERS. Seller shall provide Buyer, to the extent reasonably requested by Buyer, with copies of (i) historical financial information relating to the Business, (ii) work papers of Seller's independent auditors relating to the Business, (iii) access for Buyer and its independent auditors to other accounting books and records of Seller relating to the Business, all to the extent that Buyer and its independent auditors reasonably request the foregoing in connection with preparation of financial statements required by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Regulation S-X promulgated thereunder and other accounting and auditing rules, regulations and policies of the Securities and Exchange Commission. Seller shall provide the foregoing for so long as required by the parties to comply with the laws, rules and regulations referred to above.

         6.9. FURTHER ASSURANCES; HIGHER AND BETTER OFFERS. Seller agrees that prior to the Closing it will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Bankruptcy Code and other applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including, but not limited to: (i) obtaining the Order; and (ii) filings required pursuant to the HSR Act). Until the Order, as it relates to this Agreement and the transactions contemplated hereby, shall become effective, the obligations of Seller under this Section 6.9 and to consummate the transactions contemplated hereby shall be subject to Seller's right to receive and accept offers for all or any portion of the Business which it shall deem a higher and better offer or which it may otherwise be compelled to accept under the Bankruptcy Code or otherwise applicable law. If Seller receives an offer for such a transaction, or obtains information that such an offer is likely to be made, it will immediately notify Buyer. Furthermore, Seller shall not accept such an offer unless the value of the consideration to be received by Seller pursuant to such offer is at least $500,000 greater than the Purchase Price as reasonably estimated by Seller in accordance with the provisions of this Agreement (the "Overbid Requirement").

         6.10. BREAKUP FEE. Seller shall pay to Buyer the sum of $250,000 as liquidated damages in immediately available funds upon either: (a) the consummation of the acquisition of the Business by a party other than Buyer; or
(b) the approval by the Bankruptcy Court of a plan of reorganization under Chapter 11 of the Bankruptcy Code for Seller that does not contemplate the transactions contemplated by this Agreement (either a "Breakup Event").

         6.11. APPROVAL OF THIS AGREEMENT; OTHER APPROVAL. No later than two business days following the execution and delivery of this Agreement by Seller and Buyer, Seller will file with the Bankruptcy Court a motion (the "Approval Motion") and form of order of the Bankruptcy Court (the "Approval Order") for the approval by the Bankruptcy Court of this Agreement and the sale to Buyer in accordance with the terms hereof of the Assets free and clear of liens pursuant to Section 363(f) of the Bankruptcy Code and the assumption and assignment to Buyer pursuant to Section 365(f) of the contracts, leases and other assets set forth in Section 1.2. The Approval Motion shall be in form and substance satisfactory to Buyer and the Approval Order shall be in substantially the form of Schedule 6.11(a) annexed hereto.

         Prior to the filing of the Approval Motion and the Approval Order, but following the execution and delivery of this Agreement by Seller and Buyer, Seller shall file with the Bankruptcy Court a motion and form of order of the Bankruptcy Court for the approval by the Bankruptcy Court of the Overbid Requirement and the Breakup Fee (which motion and declaration shall be in form and substance satisfactory to Buyer and which order shall be in substantially the form of Schedule 6.11(b) annexed hereto). Seller will thereafter take all reasonable actions necessary to cause the hearing in respect of such motion, declaration and form of order to be held prior to the hearing in respect of the Approval Order and will further take all reasonable actions necessary to have an order in substantially the form included in Schedule 6.11(b) hereto (and otherwise reasonably satisfactory in form and substance to Buyer) to be entered upon such motion and declaration and prior to the entry of the Approval Order and to cause such order to remain in full force and effect and not be stayed, reversed, modified or amended in any respect.


                                   ARTICLE 7.

                       COVENANTS AND AGREEMENTS OF BUYER

         Buyer agrees that from the date hereof until the Closing, unless otherwise consented to by Seller in writing, it will fulfill the following covenants and agreements:

         7.1.    CONFIDENTIALITY.

                 (a) In the event the transactions contemplated by this Agreement are not consummated, for any reason, Buyer promptly will return to Seller all records and information provided to Buyer from Seller, and Buyer will treat all such records and information as confidential.

                 (b) Buyer will not issue any press release or other similar public disclosure relating to this Agreement or the transactions contemplated hereby without the approval of Seller (which approval shall not be unreasonably withheld), and the request for such approval shall be accompanied by the text of the proposed disclosure and Seller shall be provided with a reasonable opportunity for it and its counsel to review such text.

         7.2. CONSENTS AND APPROVALS. Buyer shall, in a timely, accurate and complete manner, take all necessary corporate and other action and obtain and deliver at Closing all consents, approvals, permits, licenses and amendments of agreements required of Buyer to carry out the transactions contemplated in this Agreement.

         7.3. MANAGEMENT ARRANGEMENTS. Buyer may, in its discretion, enter into such employment or consulting agreements with key members of management of Seller that Buyer desires to retain following the Closing. The terms of any such agreements entered into by Buyer shall be as agreed upon by Buyer and each member of Seller's management with whom such agreements are entered into.

         7.4.    ACCOUNTING AND AUDIT MATTERS.     Buyer shall provide Seller,
to the extent reasonably requested by Seller, with copies of (i) historical financial information relating to the Business, (ii) work papers of Buyer's independent auditors relating to the Business, (iii) access for Seller and its independent auditors to other accounting books and records of Buyer relating to the Business, all to the extent that Seller and its independent auditors reasonably request the foregoing in connection with preparation of financial statements required by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Regulation S-X promulgated thereunder and other accounting and auditing rules, regulations and policies of the Securities and Exchange Commission. Buyer shall provide the foregoing for so long as required by the parties to comply with the laws, rules and regulations referred to above.

                                   ARTICLE 8.

                       CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

         8.2. PERFORMANCE BY SELLER. Seller shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         8.3. CERTIFICATE OF SELLER. Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

         8.4. CLOSING DELIVERIES. All other documents and items specified in this Agreement to be delivered by Seller at the Closing shall be so delivered, and shall be in form and substance satisfactory to Buyer and its counsel.

         8.5. CONSENTS AND APPROVALS. Buyer shall have received from Seller executed counterparts of all consents required for the consummation of the transactions contemplated hereby, including without limitation all consents of third parties relating to the Assets or the Assumed Liabilities, all of which consents shall be in form and substance satisfactory to Buyer and its counsel.

         8.6. LITIGATION. Except as set forth in Schedule 4.11, on the date of the Closing, Seller shall not be a party to, nor will there otherwise be pending or threatened, any judicial, administrative, or other action, proceeding or investigation which, if adversely determined might, in the opinion of Buyer, have a material adverse effect upon the Business, Buyer or the transactions contemplated hereby; and there shall be no lawsuits pending against Seller, or Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

         8.7. SHELTER AGREEMENT. Seller shall have assigned its rights to the Shelter Agreement pursuant to an assignment agreement in the form set forth as Schedule 8.7 hereto (the "Assignment of Shelter Agreement").

         8.8. DUE DILIGENCE. Buyer shall have completed to its satisfaction a review of the Assets, the Business and any matters identified on the Schedules being delivered pursuant to Articles 1 and 4 of this Agreement. In this regard, Buyer shall have obtained, investigated and approved, in its reasonable discretion, such reports and information concerning (i) the use, storage, transport or manufacture of Hazardous Materials by Seller at the Business Facility, (ii) exposure of employees of the Business to Hazardous Materials, (iii) the Hazardous Materials disposal practices of Seller with respect to the Business, (iv) the presence or absence of Hazardous Materials on the Business Facility, and (v) the likelihood that Hazardous Materials on property in the vicinity of the Business Facility could migrate onto the Business Facility (collectively, the "Environmental Matters"). Prior to Closing, Buyer and its consultants and other representatives (i) shall have the right to enter upon any Business Facility for the purpose of conducting such inspections and tests and taking such soil and groundwater samples as Buyer or its consultants or representatives shall deem necessary, and (ii) shall have access to all records in Seller's possession or obtainable by Buyer or its consultants or representatives from regulatory authorities relating to the Environmental Matters. In this regard, Buyer shall have the right, but not the obligation, to retain such environmental consultants as Buyer shall deem desirable to assist it in evaluating the Environmental Matters.

         8.9. EFFECTIVENESS OF AGREEMENT. This Agreement shall have become effective in accordance with Section 11.1.

         8.10. WAITING PERIODS. All waiting or notice periods applicable to the transactions contemplated by this Agreement under the HSR Act and the WARN Act shall have expired.

         8.11. FINALITY AND EFFECTIVENESS OF ORDER. The Order shall have become final and shall continue to be in full force and effect and all conditions contemplated by the Order to consummation of the transactions contemplated by this Agreement shall have been satisfied and the Overbid Requirement set forth in Section 6.10 hereof and the Breakup Fee set forth in
Section 6.11 hereof shall have been approved, without modification or condition, by an order of the Bankruptcy Court, which order shall have become final (as that term is defined in Section 3.1 hereof).

         8.12. INJUNCTION. There shall not be any statute, rule or regulation promulgated or enacted which makes it illegal for Seller to sell the Assets or for the Buyer to assume the Assumed Liabilities or any order or judgment enjoining Seller from selling the Assets and transferring the Assumed Liabilities, in each case on the basis contemplated by this Agreement.

         8.13. ABSENCE OF MATERIAL ADVERSE CHANGES. From the date of this Agreement to the time of the Closing, there shall have occurred no material adverse change to the business or financial condition of Seller. For the purposes of this Section 8.13, the loss by Seller of any customer which accounted for ten percent (10%) or more of Seller's revenue for the three months ended August 31, 1996, shall be considered such a material adverse change.


                                   ARTICLE 9.

                       CONDITIONS TO SELLER'S OBLIGATIONS

         All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

         9.2. PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         9.3. OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a Certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof.

         9.4. CLOSING DELIVERIES. All other documents and items specified in this Agreement to be delivered by Buyer at the Closing shall be so delivered, and shall be in form and substance satisfactory to Seller and its counsel.

         9.5. ASSUMPTION OF SHELTER AGREEMENT. Buyer shall have assumed the Shelter Agreement pursuant to the Assignment of Shelter Agreement.

         9.6. WAITING PERIODS. All waiting or notice periods applicable to the transactions contemplated by this Agreement under the HSR Act and the WARN Act shall have expired.

         9.7. FINALITY AND EFFECTIVENESS OF ORDER. The Order shall have become final and shall continue to be in full force and effect and all conditions contemplated by the Order to consummation of the transactions contemplated by this Agreement shall have been satisfied and the Overbid Requirement set forth in Section 6.10 hereof and the Breakup Fee set forth in
Section 6.11 hereof shall have been approved, without modification or condition, by an order of the Bankruptcy Court, which order shall have become final (as that term is defined in Section 3.1 hereof).


                                  ARTICLE 10.

                    EFFECT OF REPRESENTATIONS AND WARRANTIES

         10.1. NONSURVIVAL. The representations and warranties by the parties contained in this Agreement or in any certificate delivered pursuant hereto shall not survive, and shall terminate contemporaneous with, the Closing.


                                  ARTICLE 11.

                   EFFECTIVENESS AND TERMINATION OF AGREEMENT

         11.1. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective if and only if all of the following shall have occurred:

                 (a) this Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Seller and Buyer;

provided that, notwithstanding the foregoing, the provisions of Section 6.4 and
Section 7.1 shall be effective immediately upon execution and delivery of this Agreement.

         11.2. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                 (a)      By mutual written agreement of Seller and Buyer.

                 (b) By Buyer, if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article 8 hereof (including, without limitation, the due diligence closing condition set forth in Section 8.8) have not been satisfied by the Closing or have not been waived in writing by Buyer.

                 (c) By Seller, if there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article 9 hereof have not been satisfied by the Closing or have not been waived in writing by Seller.

                 (d) By either Buyer or Seller, if the transactions contemplated by this Agreement shall not have been consummated on or before November 20, 1996.

                 (e) By either Buyer or Seller, immediately prior to the occurrence of a Breakup Event (as defined in Section 6.11); provided that Seller may not terminate the Agreement pursuant to this provision unless Seller, contemporaneous with such termination, enters into a definitive agreement for or consummates the transaction constituting the Breakup Event.

                 (f) By either Buyer or Seller if the Approval Motion is denied.

         11.3. EFFECT OF TERMINATION. If this Agreement shall be terminated pursuant to Section 11.2, all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of any party hereto or its stockholders, directors or officers, except for those further obligations of the Seller and Buyer under Section 6.4, Section 6.11 and Section 7.1 hereof.


                                  ARTICLE 12.

                                 MISCELLANEOUS

         12.1. EXPENSES. All fees and expenses incurred by Seller, including without limitation legal fees and expenses, in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Buyer, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer.

         12.2. ASSIGNABILITY: PARTIES IN INTEREST. Neither Buyer nor Seller may assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of the other party. Any such assignee shall assume all of Assignor's duties, obligations and undertakings hereunder, but the assignor shall remain liable thereunder. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

         12.3. ALLOCATION OF PURCHASE PRICE. The Purchase Price for the Assets shall be allocated as set forth in Schedule 12.3 attached hereto and made a part hereof. The parties hereto agree to follow such allocation for Federal and State income tax purposes.

         12.4. ENTIRE AGREEMENT: AMENDMENTS. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

         12.5. HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         12.6. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

         12.7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by electronic facsimile transmission, cable, telegram, telex, or other standard form of telecommunications, by overnight courier or registered or certified mail, postage prepaid, return receipt requested as follows:

         If to Seller:

         Comptronix Corporation
         Three Maryland Farms, Suite 140
         Brentwood, Tennessee 37027
         Attention: E. Townes Duncan, President and Chief Executive Officer
         Facsimile: (615) 377-3993

         with a copy to:

         F. Mitchell Walker, Jr., Esq.
         John Bailey, Esq.
         Bass, Berry & Sims PLC
         2700 First American Center
         Nashville, Tennessee 37238-2700
         Facsimile: (615) 742-6298

         If to Buyer:

         Sanmina Corporation
         355 East Trimble Road
         San Jose, California 95131
         Attention: Randy W. Furr, President and Chief Operating Officer
         Facsimile: (408) 943-1401

         with a copy to:

         Christopher D. Mitchell
         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Facsimile: (415) 493-6811

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         12.8. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

         12.9. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart; provided, however, that the several executed counterparts shall together have been signed by Buyer and Seller. All such executed counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of Buyer and Seller on the date first above written.

                                  BUYER:

                                  SANMINA CORPORATION


                                  By: /s/ Jure Sola
                                      -------------------------------------
                                      Jure Sola
                                      Chairman and Chief Executive Officer


                                  SELLER:

                                  COMPTRONIX CORPORATION


                                  By: /s/ E. Townes Duncan
                                      -------------------------------------
                                      E. Townes Duncan
                                      President and Chief Executive Officer